Exhibit 10.1

U.S. Department of Justice

Kenneth L. Wainstein United States Attorney

District of Columbia

Judiciary Center
555 Fourth St., N.W.
Washington, D.C. 20530

January 27, 2005

Mark J. Hulkower, Esq.
Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036

     RE: United States of America v. Riggs Bank N.A., Cr. 05-35(RMU)

Dear Mr. Hulkower:

     This letter sets forth the full and complete plea offer to your client, Riggs Bank N.A. (referred to herein as “Company” or defendant). This offer is by the Criminal Division of the United States Attorney’s Office for the District of Columbia (the “Office”) and the Criminal Division of the U.S. Department of Justice and is binding upon both. Upon receipt, the executed letter will itself become the plea agreement. The terms of the offer are as follows:

     1. Charges: Pursuant to Fed. R. Crim. P. 11(c)(1)(C), Company agrees to waive its right to grand jury indictment and to plead guilty to a one-count information charging a violation of Title 31, United States Code, Sections 5322 & 5318(g), failure to file timely and/or accurate Suspicious Activity Reports. It is understood that the guilty plea will be based on a factual admission of guilt to the offense charged and will be entered in accordance with Rule 11 of the Federal Rules of Criminal Procedure. An authorized representative of the Bank will admit that the Bank is in fact guilty. By virtue of corporate resolution dated January 24, 2005, defendant has authorized this plea and has empowered its outside counsel, Steptoe & Johnson LLP, to act on its behalf for purposes of this plea. The attached “Statement of the Offense” is a fair and accurate description of the evidence the government believes it can prove regarding a relevant portion of defendant’s actions and involvement in the offense. Company accepts responsibility for the conduct described in the Statement of the Offense. Prior to the Rule 11 plea hearing, defendant, through counsel, will adopt and sign the Statement of the Offense as a written proffer of evidence by the United States.

     2. Penalties and assessments: Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the defendant agree that the appropriate sentence in the case is that the defendant will pay a fine in the amount of $16,000,000 and a special assessment of $400. This $16,000,000 fine and the $400 special assessment shall be paid within ten (10) days of sentencing by cashier’s check or certified check made payable to Clerk, United States District Court for the District of Columbia.

Mr. Mark J. Hulkower, Esq.
January 27, 2005

     The parties further agree to a five year period of corporate probation with the following conditions: (1) defendant shall pay the sums set forth in this agreement; (2) defendant has developed and agreed to submit to the Office its current Anti-Money Laundering/Bank Secrecy Act compliance program to prevent and detect violations of law, the receipt of which is hereby acknowledged; (3) defendant will continue the process it has voluntarily started of closing or selling, if the process has not already been completed, its Embassy Banking and International Private Banking divisions; and (4) pursuant to 18 U.S.C. § 3563(a)(1), defendant shall not commit any federal, state or local crimes during the term of probation.

     The parties agree that if the Company or its parent, Riggs National Corporation, is sold to a party unaffiliated with the Company as of the date hereof, whether by sale of stock, merger, consolidation, sale of a significant portion of its assets, or other form of business combination, or otherwise undergoes a direct or indirect change of control within the five-year corporate probation period, that the probation period and all other obligations of the Company under this agreement, other than the obligations set forth in paragraph 4 herein, shall terminate upon the closing of any such transaction or the occurrence of any such change of control.

     3. Waiver of Rights: Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Defendant understands and agrees that any statements that it makes in the course of its guilty plea or in connection with this plea agreement are admissible against it for any purpose in any criminal or civil proceeding, if the guilty plea is subsequently withdrawn.

     The defendant further agrees to waive its right to a pre-sentence investigation report under Fed. R. Crim. P. 32(b). The parties will request a date for sentencing within 60 days of the date of this plea. Should this date need to be rescheduled the parties will work together to find a mutually agreeable and convenient date.

     4. Continuing Cooperation: This Office agrees that the Company has fully cooperated with its investigation, has accepted responsibility for its conduct, and has voluntarily terminated the operations of the areas of the Company where the conduct at issue occurred. Company agrees to continue to cooperate with the government. Company shall cooperate truthfully, completely, and forthrightly with this Office and other federal, state, and local law enforcement authorities identified by this Office in any matter as to which the government deems the cooperation relevant. Company acknowledges that its cooperation may include, but will not necessarily be limited to, producing documents and records, answering questions, providing sworn written statements, and testifying before grand juries or at trials.

     5. Government Concessions: In exchange for defendant’s guilty plea, the United States will not bring any additional criminal charges against Company or any of its current, former, or future subsidiaries or affiliates in connection with any conduct, whether presently

Mr. Mark J. Hulkower, Esq.
January 27, 2005

known by the Office or not, relating to the attached statement of the offense, the subpoena duces tecum issued to Company dated September 28, 2004, the Office of the Comptroller of the Currency document request issued to the Company dated July 22, 2004, and/or any other matters arising from conduct arising in or relating to the Embassy Banking and/or International Private Banking divisions of the Company or any current or former affiliate.

     6. Regulatory Agencies: Your client understands that this Office can make no binding promises about future action by any bank regulatory agency. This Office agrees that upon request from the Defendant it will advise such regulatory agencies or any other element of federal or state government of Defendant’s acceptance of responsibility, its full and complete cooperation with the Office’s investigations, its voluntary decision to close its Embassy Banking and International Private Banking divisions, and the Defendant’s ongoing remediation efforts.

     7. Court is Not Bound: Defendant understands that this plea offer is contingent upon acceptance by the Court. If the Court refuses to accept any provision of this plea agreement, neither party shall be bound by the provisions of the agreement, and the defendant shall have the right to withdraw its plea pursuant to Fed. R. Crim. P. 11(c)(5).

     8. Breach of Agreement: Company agrees that if it fails to comply with any of the provisions of this plea agreement, makes false or misleading statements before the Court, commits any further crimes, or attempts to withdraw the plea, the United States will have the right to characterize such conduct as a breach of this plea agreement. In the event of such a breach, (a) the United States will be free from its obligations under the agreement and may take whatever position it believes appropriate as to the sentence (for example, should your client commit any conduct after the date of this agreement - examples of which include but are not limited to, obstruction of justice and false statements to law enforcement agents, the probation office or the Court - the government is free under this agreement to seek an increase in sentencing based on that post-agreement conduct; (b) defendant will not have the right to withdraw the guilty plea; (c) defendant shall be fully subject to criminal prosecution for any other crimes which it has committed or might commit, if any, including perjury and obstruction of justice; and (d) the United States will be free to use against defendant, directly and indirectly, in any criminal or civil proceeding any of the information or materials provided by it pursuant to this agreement.

     In the event of such breach, any such prosecutions of the defendant not time-barred by the applicable statute of limitations on the date of the signing of this agreement may be commenced against the defendant in accordance with this paragraph, notwithstanding the running of the applicable statute of limitations in the interval between now and the commencement of such prosecutions. Defendant knowingly and voluntarily agrees to waive any and all defenses based on the statute of limitations for any prosecutions commenced pursuant to the provisions of this paragraph.

     9. Complete Agreement: No other agreements, promises, understandings, or representations have been made by the parties or their counsel than those contained in writing herein, nor will any such agreements, promises, understandings, or representations be made

Mr. Mark J. Hulkower, Esq.
January 27, 2005

unless committed to writing and signed by Company, Company’s counsel, and an Assistant United States Attorney for the District of Columbia.

     If the foregoing terms and conditions are satisfactory, Company may indicate its assent by signing the agreement in the space indicated below and returning the original to me once it has been signed by Company and its counsel

/s/ Kenneth L. Wainstein

KENNETH L. WAINSTEIN
UNITED STATES ATTORNEY

/s/ Steven J. Durham

STEVEN J. DURHAM
ROBERT R. CHAPMAN GERALD BALACEK ASSISTANT U.S. ATTORNEYS Fraud & Public Corruption Section 555 Fourth Street, N.W. Washington, D.C. 20530 (202) 514-8316

CYNTHIA STONE
SENIOR TRIAL ATTORNEY U.S. Department of Justice Asset Forfeiture & Money Laundering Section 1400 New York Avenue, N.W. Bond Building, 10th Floor Washington, D.C. 20530

     On behalf of Riggs Bank N.A. (“Company”), I have read this plea agreement and have discussed it with the corporation’s attorney, Mark J. Hulkower of Steptoe & Johnson LLP. Company fully understands this agreement and agrees to it without reservation. Company does this voluntarily of its own free will, intending to be legally bound. No threats have been made to Company. Company is pleading guilty because Company is in fact guilty of the offense identified in paragraph one.

RIGGS BANK N.A.

Date: January 27, 2005	/s/ Robert L. Klivans

Robert L. Klivans, Esq.
Vice President and General Counsel

Mr. Mark J. Hulkower, Esq.
January 27, 2005

Date: January 27, 2005	/s/ Mark J. Hulkower

Mark J. Hulkower, Esq.
Attorney for the Defendant

STATEMENT OF OFFENSE

United States of America v. Riggs Bank N.A., Cr. 05-35 (RMU)

Background

     1. Riggs Bank N.A. (“Riggs Bank”) is a financial institution organized, licensed and doing business under the laws of the United States with a principal place of business in Washington, D.C. Riggs Bank is the principal subsidiary of Riggs National Corporation, a publicly traded bank holding company based in Washington, D.C. Riggs Bank is a “financial institution” as defined in 31 U.S.C. § 5312; a “bank” as defined in 31 C.F.R. § 103.11(c); and an “insured bank” as defined in section 3(h) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(h)). The Office of the Comptroller of Currency (“OCC”) has supervisory authority over Riggs Bank. The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has supervisory authority over Riggs National Corporation.

     2. The Bank Secrecy Act, 31 U.S.C. § 5311 et. seq., and its implementing regulations (collectively, the “BSA”), which Congress enacted to address an increase in money laundering criminal activity utilizing financial institutions, require insured banks and other financial institutions to maintain an effective BSA and anti-money laundering (AML) program to detect and report suspicious activity therein that might be indicative of money laundering and other financial crimes, maintain certain records, and file reports that are especially useful in criminal, tax or regulatory investigations or proceedings. From the U.S. government’s perspective, the BSA regulatory regime constitutes law enforcement’s first defense against the misuse of the U.S. financial system by money launderers and terrorist financiers.

     3. Riggs Bank was required pursuant to the BSA to maintain appropriate procedures to ensure compliance with the BSA to guard against money laundering. These compliance programs, at a minimum, required Riggs Bank to:

     a. provide for a system of internal controls to assure ongoing compliance;

     b. designate an individual or individuals responsible for coordinating and monitoring day-to-day compliance;

     c. provide training for appropriate personnel; and

     d. provide for independent testing for compliance to be conducted by bank personnel or by an outside party.

31 U.S.C. § 5318(h)(3); 12 C.F.R. § 21.21.

Suspicious Activity Reporting

     4. Riggs Bank was required pursuant to the BSA to file with the Department of Treasury and in some cases appropriate Federal law enforcement agencies, in accordance with the form’s instructions, a Suspicious Activity Report (“SAR”) when it detected the type of activity described below. This requirement replaced the criminal referral process and became effective on April 1, 1996. According to the form’s instructions, Riggs Bank was required to file a SAR with the Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) no later than thirty (30) calendar days after the date of initial detection of facts that constituted the basis for filing a SAR. 31 U.S.C. § 5318(g); 31 C.F.R. § 103.18 (previously designated at 31 C.F.R. § 103.21); and 12 C.F.R. § 21.11.

     5. Riggs Bank was required pursuant to 12 C.F.R. § 21.11 to report any transaction conducted or attempted by, at, or through the bank, if it involved or aggregated at least $5,000 in funds or other assets, and the bank knew, suspected, or had reason to suspect that:

     a. The transaction involved funds derived from illegal activities or was intended or conducted in order to hide or disguise funds or assets derived from illegal activities (including without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any federal law or regulations or to avoid any transaction reporting requirement under federal law or regulation. or

     b. The transaction was designed to evade any requirements promulgated under the BSA. or

     c. The transaction had no business or apparent lawful purpose or was not the sort in which the particular customer would normally be expected to engage, and the bank knew of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction.

Currency Transaction Reports

     6. Riggs Bank was required pursuant to the BSA to file a Currency Transaction Report (“CTR”) for each non-exempted deposit, withdrawal, exchange of currency, or other payment or transfer by, through, or to Riggs Bank that involved a transaction in currency of more than $10,000. Title 31 C.F.R. § 103.28 required Riggs Bank to verify and record on a CTR the true name and address of the individual presenting the transaction, as well as the true nature of the entity or person on whose behalf the transaction was to be effected. 31 U.S.C. § 5313(a) and 5322 and 31 C.F.R. § 103.22(b)(1) (previously designated at 31 C.F.R. § 103.22(a)(1)) and § 103.28.

Due Diligence and Enhanced Due Diligence

     7. Beginning in or about the mid-1990’s as a result of a high profile Department of Justice investigation of Mexican foreign leaders and U.S. banks, there was a greater public awareness that private banking accounts, maintained for high net worth foreign persons, as well as accounts for leaders of foreign governments, posed significant risks of money laundering activity and, as such, needed to be scrutinized more closely than ordinary accounts.

     8. In January 2001, the Department of the Treasury and the federal banking regulators issued guidance to banks on the application of anti-money laundering programs to private banking accounts maintained on behalf of politically exposed persons, particularly current and former officials of foreign government. The guidance identified the risk that such accounts could be used to launder the proceeds of political corruption, and identified numerous “red flags” indicative of such activity, including structured transactions such as the use of multiple cashier’s checks. As a result of the passage of the USA Patriot Act of 2001, by July 2002, enhanced scrutiny of private banking accounts of senior foreign political figures, their family and close associates, became statutorily mandated. Specifically, the statute, 31 U.S.C. 5318(i), and the interim final rule issued by FinCEN in July 2002, 31 C.F.R. § 103.18, required banks such as Riggs Bank to take reasonable steps to:

     a. ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, such account as needed to guard against money laundering and report any suspicious transactions; and

     b. conduct enhanced scrutiny of any such account that is requested or maintained by, or on behalf of, a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure, that is reasonably designed to detect and report transactions that may involve the proceeds of foreign corruption.

31 U.S.C. § 5318(i)(3).

     9. Throughout this period, senior officers at Riggs Bank were informed of Riggs Bank’s problems in complying with its obligations under the BSA from the OCC, the Federal Reserve and from internal reviews. Although the regulators never instituted formal corrective action during this period, the warnings of problems within this area of the Bank should have put Riggs Bank on notice that this was a significant problem that needed addressing. Moreover, Riggs Bank had an independent statutory obligation to determine whether its compliance program was effective. 31 U.S.C. § 5318(h)(1)(D).

     As a result of these documented deficiencies, and Riggs Bank’s failure to correct them, on July 16, 2003, the OCC issued a consent order, setting forth remedial action that the bank must immediately take in order to correct significant deficiencies with their money laundering compliance program. This consent order set forth specific and detailed steps that the Bank must take, to be accomplished within specific time frames.

     In response, Riggs Bank invested more than $50 million to develop and implement a new bank-wide information system solution, a new compliance staff was hired, and new compliance procedures and policies were developed. These investments, in several instances, bore a direct relation to the discovery of the conduct set forth below.

     Notwithstanding these efforts, Riggs Bank proved unable to correct the BSA issues identified by the OCC in the 2003 consent order within the time frames set forth therein. As a result, on May 13, 2004, four additional orders were entered into by Riggs Bank and its regulators, including an additional OCC consent order and the assessment of concurrent $25 million penalties against Riggs Bank by FinCEN and the OCC. The government contends that Riggs’ failure to comply with the requirements of an effective BSA/AML program led to the failure to report numerous suspect transactions conducted through the bank, particularly those transactions involving specific foreign political leaders who were engaged in private banking with Riggs.

Pinochet Accounts

     10. Augusto Pinochet was the de facto leader or president of Chile from 1973 to 1990, and the Commander-in-Chief of its armed forces from 1990 to 1998 and a Chilean Senator from 1998 to 2002. His rule was marked by allegations of significant human rights abuses as well as other crimes.

     a. In October 1998, a Spanish magistrate issued an arrest warrant for Pinochet for crimes of genocide, terrorism and torture. At that time, Pinochet, who was in the United Kingdom for medical treatment, was detained pending extradition hearings. That magistrate also issued an attachment order purporting to freeze all Pinochet assets worldwide.

     b. By March of 2000, Spain, Switzerland, Belgium and France had issued warrants against Pinochet for human rights crimes. Ultimately, the United Kingdom dismissed all extradition warrants against Pinochet, who was then returned to Chile. Nearly 60 human rights cases had been filed in Chile against Pinochet and were under active investigation. These included inquiries into Pinochet for his role in the “Caravan of Death,” in which 19 persons disappeared, as well as “Operation Condor,” which involved allegations that Pinochet ordered the torture and killing of hundreds of political opponents during his rule.

     c. On August 8, 2000, the Chilean Supreme Court issued a ruling divesting Pinochet of senatorial immunity, thereby removing a significant hurdle to his prosecution for these crimes. On January 29, 2001, Pinochet was placed under house arrest in Chile. In May of 2001, Pinochet assets were reported to have been frozen in Bermuda pursuant to a treaty request made by the Spanish government.

     11. From in or about 1994 until 2002, Pinochet and his wife, Lucia Hiriart Rodriguez, maintained multiple bank accounts, investments, and certificates of deposits at Riggs Bank (the “Pinochet Accounts”). The Pinochet Accounts were located at Riggs Bank in the United States and at its London branch. Additionally, in 1996 and 1998, Riggs Bank assisted Pinochet in the establishment of two offshore shell corporations in the Bahamas – Ashburton Company Ltd. and Althorp Investment Co., Ltd. Both shell corporations were listed as nominal owners of bank accounts and certificates of deposits maintained by Pinochet. The OCC’s publicly-available Bank Secrecy Act/Anti-Money Laundering Comptroller’s Handbook (September 2000) generally identifies offshore corporations, as well as financial transactions involving bank secrecy jurisdictions, as being a high risk for money laundering.

     12. During this time period, Pinochet deposited more than $10 million into the Pinochet Accounts. Riggs Bank failed to conduct sufficient due diligence as to the source of the funds being deposited into the Pinochet Accounts, and failed to report transactions it knew or had reason to know were suspicious.

     a. The OCC’s publicly available Bank Secrecy Act/Anti-Money Laundering Comptroller’s Handbook (September 2000) states: “Effective account opening policies and procedures should address who is accountable and who has the authority for opening and documenting new private banking accounts, reviewing documentation when accounts are opened, maintaining updated documentation, and reviewing documentation and transactions on an ongoing basis. In addition, banks should document the identity and source of wealth of all customers requesting custody or private banking services.” Contrary to the caution advised by the OCC, little due diligence was conducted on the source of Pinochet’s wealth, other than obtaining a document suggesting that he earned approximately $12.3 million in “commissions, fees and honoraria” between 1956 and 1997, had acquired approximately $450,000 in personal savings, and noting that he declared on his Chilean tax returns gross income between approximately 40 and 58 million Chilean pesos per year for the years 1998, 1999 and 2000. Know Your Customer standards and practices evolved over the period that the Pinochet Accounts were maintained at Riggs Bank; however, no attempt was made to reconcile Pinochet’s stated wealth with the volume of subsequent deposits until 2002.

     b. In approximately April of 1999, the name of Riggs Bank London account 74041013 was changed to “APU,” removing the name Pinochet from the account. In December of 2000 the name on Riggs Bank account 76835282 was changed to “L. Hiriart and A. Ugarte,” removing the name Pinochet from the account. The government contends that all of these actions could have had the effect of preventing U.S. law enforcement, bank regulators or others with a lawful and legitimate need to examine the accounts from discovering or tracing Pinochet’s money.

     c. From the early 1980’s and continuing for more than a decade, Riggs International Bank Corporation (“RIBC”), an Edge Act subsidiary of Riggs Bank, maintained bank accounts, nominally for various Chilean military attaches, but which appear to have been used by Pinochet himself. An internal Riggs Bank investigation located documents that described two of these accounts as “fronts” for Pinochet, and that internal investigation further revealed transfers of funds into and out of those accounts from accounts belonging to Pinochet and his family, at other banks. Riggs Bank has since closed RIBC.

     d. Certain Riggs Bank officer(s) and employee(s) avoided using Pinochet’s last name, even in routine internal communication, referring to him as “our prominent client in Chile,” “the Washington client,” or other aliases, including his wife’s maiden name or his maternal family name. Files involving the Pinochet account would not be labeled with his name, but rather with a code, such as “Red Fox – Chile.” On August 9, 2000, the day after Pinochet was stripped of immunity in Chile, a Riggs Bank employee noted in a memorandum Pinochet’s “change in legal status” and stated that “overseas legal proceedings also included legal ‘freezing’ of assets in a third country”. It is possible that Riggs might receive legal and applicable instructions to ‘freeze’ the client’s assets and to reveal all information “regarding the client.” The memorandum avoided referring to Pinochet by name.

     13. Over the course of the history of the Pinochet Accounts, a number of suspect transactions were conducted by or directed by Pinochet. Certain Riggs Bank officer(s) and employee(s) transferred monies in a manner that appears to have been intended to avoid scrutiny. Among those transactions were:

     a. March 26, 1999: Pinochet prematurely terminated a certificate of deposit held in a London account at Riggs Bank and transferred the funds, approximately $1.6 million, to a Certificate of Deposit at Riggs Bank in the United States;

     b. August 18, 2000: purchase at Riggs Bank of 8 cashier’s checks each in the amount of $50,000 and payable to Augusto Pinochet, and subsequently negotiated at Banco de Chile and other banks;

     c. May 15, 2001: purchase at Riggs Bank of 10 cashier’s checks, each in the amount of $50,000 payable to Maria Hiriart and/or Augusto P. Ugarte, and subsequently negotiated at Banco de Chile and other banks;

     d. October 10, 2001: purchase at Riggs Bank of 10 cashier’s checks, each in the amount of $50,000 payable to L. Hiriart and/or A.P. Ugarte, and subsequently negotiated at Banco de Chile;

     e. April 8, 2002: purchase at Riggs Bank of 10 cashier’s checks, each in the amount of $50,000 payable to L. Hiriart and/or A. P. Ugarte, five of which were subsequently negotiated at Banco de Chile;

     f. January 16, 2003: purchase at Riggs Bank of five cashier’s checks, each in the amount of $50,000 payable to L. Hiriart and/or A. P. Ugarte. These apparently were reissues of five of the April 8, 2002 cashier’s checks, which had expired.

     14. The transactions in the preceding paragraph were unusual and suspicious. Certain Riggs Bank officer(s) and employee(s) knew or had reason to know that these transactions were suspicious, but failed to file a SAR on any of these transactions until after bank regulators, a subcommittee of the United States Senate, or law enforcement discovered these transactions.

     a. The Spanish attachment order, which purported to effect the restraint of assets throughout the world, was reported in the international media by October of 1998. Moreover, the fact of the Spanish investigation was well known before that, and U.S. and international media had reported that the United States was cooperating with the Spanish on the Pinochet matter at least as of June 1997. The Spanish judicial attachment order was never domesticated, served on Riggs Bank, or otherwise made legally operative in the United States or the United Kingdom. When Riggs Bank became aware of the Spanish judicial attachment order it sought legal counsel and was advised that the freeze was not legally operative in the United States although, as noted above, certain Riggs Bank officer(s) and employee(s) were concerned that such a freeze could ultimately be effected in the United States.

     b. It was highly unusual that such large transactions would be broken up into smaller cashier’s checks. The normal mode of transferring large sums of money within the international financial system is a wire transfer, which is the fastest, cheapest and most reliable system for moving funds. Moreover, as certain Riggs Bank officer(s) and employee(s) knew, these funds were physically transported to Pinochet in Chile, either by express mail or by certain Riggs Bank officer(s) and employee(s).

     c. The $1,000,000 in cashier’s checks that constituted the May 15 and October 2001 transactions was not taken directly from Pinochet’s accounts, but rather was first passed through a Riggs Bank clearing account. This was against bank policy. No legitimate reason existed for first transferring those funds from the Pinochet Accounts to the Riggs Bank clearing account, except for attempting to obscure an audit trail, and making it more difficult to trace the transfer of Pinochet’s funds. Moreover, except for the first two checks issued on August 18, 2000, these transactions were in Pinochet’s wife’s maiden name or Pinochet’s maternal family name, making any search for Pinochet’s assets more difficult. Notwithstanding, the bank’s internal investigators were able to track and report to enforcement authorities all of the above transactions, although not in a timely manner.

     15. Riggs Bank terminated its relationship with Pinochet in 2002.

Equatorial Guinea

     16. Equatorial Guinea (EG) is a country approximately the size of Maryland on the west coast of Africa. In 1995, billions of dollars of oil reserves were discovered within EG territorial waters, resulting in a significant influx of capital from businesses in the United States and elsewhere. Its President, Teodoro Obiang Nguema, came to power in 1979 in a military coup, and his re-elections in February 1996 and December 2002 were largely viewed by the United States government and by international observers as tainted by fraud and intimidation. Public corruption had long been considered a significant problem. In late 2002 and early 2003, there was growing media attention that leveled specific and detailed allegations of corruption within the Obiang government.

     17. From in or about 1996 to in or about 2004, Riggs Bank maintained numerous accounts for EG. Over the course of this period, Riggs Bank opened over 30 accounts for the EG government, numerous EG senior government officials, and their family members. Riggs Bank opened multiple personal accounts for the EG president and his relatives and assisted in establishing offshore shell corporations for the EG president and his sons (collectively, the “EG

Accounts”). By 2003, the EG accounts had become Riggs Bank’s largest single relationship with balances and outstanding loans that totaled nearly $700 million.

     18. Despite numerous large cash deposits, suspect wire transfers connected to oil revenues, and Riggs Bank’s own KYC policies and procedures, Riggs Bank failed to conduct sufficient due diligence as to the source of some of the funds being deposited into the EG Accounts.

     19. In September 1999, Riggs Bank assisted the EG President Obiang in the establishment of Otong S.A., an offshore shell corporation, incorporated in the Bahamas, and held a money market account for the corporation. Otong was a Private Investment Company (PIC). The OCC, in its Bank Secrecy Act/Anti-Money Laundering Comptroller’s Handbook, described the special risks involved with PICs: “PICs are incorporated frequently in countries that impose low or no taxes on company assets and operations or are bank secrecy havens. Banks should exercise extra care when dealing with beneficial owners of PICs and associated trusts because they can be misused to camouflage illegal activities.”

     20. Over the course of the history of the EG Accounts, the following transactions took place through an account in the name of Otong S.A (the “Otong Account”):

     a. April 20, 2000: $1 million deposit of U.S. currency;

     b. March 8, 2001: $1.5 million deposit of U.S. currency;

     c. April 20, 2001: $1 million deposit of U.S. currency;

     d. September 5, 2001: $2 million deposit of U.S. currency;

     e. September 17, 2001: $3 million deposit of U.S. currency; and

     f. April 12, 2002: $3 million deposit of U.S. currency.

     21. Riggs Bank failed to determine the background and possible purpose of these transactions, and failed to file a SAR until after the OCC and Congressional investigators brought the transactions to the bank’s attention. These transactions were suspicious because of the cash nature of the deposits, because of the lack of understanding as to the source or destination of the money, and because the transactions were not the sort in which the particular customer would normally be expected to engage.

     22. Additionally, Riggs Bank filed inaccurate CTRs on these cash deposits. The CTRs listed the Otong account as an exporter of timber, rather than a PIC controlled by the EG president. Certain Riggs Bank employee(s) knew this representation to be inaccurate.

     23. From June 2000 to December 2003, 16 separate wire transfers, totaling approximately $26.4 million, were sent from an EG oil account at Riggs Bank, which held oil royalty payments to the government of EG, to an account in the name of Kalunga Company, S.A. at Banco Santander in Madrid, Spain. Kalunga Company, S.A., is an EG corporation. At the time of the transfers, certain Riggs Bank employee(s) did not know, but should have known, the circumstances and purpose behind the transfer and the purpose or function of Kalunga Company,

S.A. Riggs Bank failed to conduct adequate due diligence on what it knew or should have known was a high risk account and failed to file a SAR or declined to conduct the transaction. These transactions were uncovered by a Riggs Bank internal investigation and reported to the appropriate enforcement authorities, although not in a timely manner. Riggs Bank voluntarily terminated its entire relationship with EG in 2004. The same Riggs Bank internal investigation also unearthed that the account officer with responsibility for the EG accounts had engaged in misconduct for his personal benefit. The individual in question was terminated and matter referred to the appropriate enforcement authorities.

* * * *

     Riggs Bank N.A. has reviewed the foregoing Statement of the Offense with its attorneys and agrees that the foregoing is a true and accurate description of Riggs Bank’s conduct in this matter.

RIGGS BANK N.A.

DATE: 1/27/05	By:	/s/ Robert L. Klivans

/s/ Mark J. Hulkower

Mark J. Hulkower, Esq.
Attorney for Riggs Bank N.A.

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA	:	Criminal No. (RMU)
:
v.	:
:
RIGGS BANK N.A.,	:	VIOLATIONS:
:
	:	31 U.S.C. §§ 5322(b) & 5318(g); 31 C.F.R.
	:	§ 103.18; 12 C.F.R. § 21.11
Defendant.	:
:

INFORMATION

     The United States Attorney informs the Court that:

     1. At all times relevant to this Information, Defendant RIGGS BANK N.A., was a financial institution as defined in Section 5312, Title 31, United States Code, and Section 103.11(c), Title 31, Code of Federal Regulations, that is an insured bank.

     2. From between on or about March, 1999, and continuing through December, 2003, in the District of Columbia, Defendant RIGGS BANK N.A., did knowingly and willfully (1) fail to report suspicious transactions, and (2) fail to report suspicious transactions in a timely manner, and (3) fail to report suspicious transactions in an accurate manner, relevant to possible violations of law or regulations, as required by the Secretary of the Treasury, in violation of Title 31, United States Code, Sections 5318(g)(1) and 5322(b) and Title 31, Code of Federal Regulations, Section 103.18 and 12 Code of Federal Regulations, Section 21.11

KENNETH L. WAINSTEIN
UNITED STATES ATTORNEY
D.C. BAR #

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	BY:	/s/ Steven J. Durham

STEVEN J. DURHAM
ROBERT R. CHAPMAN
GERALD BALACEK
ASSISTANT U.S. ATTORNEYS
Fraud & Public Corruption Section
555 Fourth Street, N.W.
Washington, D.C. 20530
(202) 514-8316

CYNTHIA STONE
SENIOR TRIAL ATTORNEY
U.S. Department of Justice
Asset Forfeiture &
Laundering Section
1400 New York Avenue, N.W.
Bond Building, 10th Floor
Washington, D.C. 20530

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